Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Provident Financial Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees To be Paid	Debt	9.00% Fixed-to- Floating Rate Subordinated Notes due 2034	457(r)	$225,000,000	100.000%	$225,000,000	0.00014760	$33,210

The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $225,000,000.